Exhibit 99.2

Orchids Paper Products and Fabrica Strategic Alliance 1

Orchids/Fabrica Strategic Alliance Orchids Paper Products and Fabrica Papel de San Francisco (“Fabrica”) have announced a strategic alliance to support the growth of Orchids’ U.S. west coast sales. Alliance provides access to 18,000 metric tonnes of capacity each year to support value through ultra-premium tier markets, with an option for an additional 7,000 metric tonnes in each of the first two years Total consideration is $36.7mm $20mm in stock of Orchids $16.7mm in cash from new debt issuance Alliance consists of: Asset purchase agreement and lease back agremeent 20-year supply agreement with evergreen clause U.S. non-compete Stock consideration is locked up for ten years Transaction is expected to close in the second quarter of 2014 2 Orchids with Orchids will pay of term loan

Fabrica Privately owned Started as a converting operation in 1958 Grown to become one of the largest integrated tissue manufacturers in Mexico by capacity at 150,000 metric tonnes Installed world’s first NTT structured tissue paper machine in 2013 3

Strategic and Financial Rationale Supports Orchids’ vision to become a national supplier of high-quality consumer tissue products in the value, premium and ultra-premium tier markets Allows Orchids to effectively and efficiently service new and existing customers in the western United States Leverages technical expertise of both companies to increase operational excellence & new product development Orchids acquires Fabrica’s U.S business Unaudited revenues of approx. $25.8mm in 2013 and $8.0mm in Q1 2014 Unaudited EBITDA of approx. $5.1mm in 2013 and $2.0mm in Q1 2014 Immediate accretion to earnings per share 4